Exhibit P

Execution Version

NOTE PURCHASE AGREEMENT (this “Agreement”) made on February 6, 2018

AMONG:

(1)                                 Crystal Magic Brands Limited, a limited liability company organized and existing under the laws of the British Virgin Islands (the “Lender”);

(2)                                 New Beauty Holdings Limited (新美控股有限公司), a limited liability company organized and existing under the laws of the British Virgin Islands, the particulars of which are set forth in Part I of Schedule 1 (the “Issuer”); and

(3)                                 Kevin Xiaofeng Ma (马肖风), a PRC citizen with PRC identity card number  and a shareholder of the Issuer holding 99% of its issued and outstanding shares (the “Founder”).

RECITALS:

(A)                               Pursuant to a share purchase agreement entered into by, among others, Ningbo Meishan Bonded Port Area Maikaiwen Equity Investment Management Partnership (LP) (宁波梅山保税港区麦凯芠股权投资管理合伙企业(有限合伙)), Ningbo Meishan Bonded Port Area Zhenming Equity Investment Management Partnership (LP）(宁波梅山保税港区臻铭股权投资管理合伙企业(有限合伙)), Ningbo Meishan Bonded Port Area Xinyi Equity Investment Management Partnership (LP) (宁波梅山保税港区馨怡股权投资管理合伙企业(有限合伙)), Ningbo Meishan Bonded Port Area Qixin Equity Investment Management Partnership (LP) (宁波梅山保税港区启馨股权投资管理合伙企业(有限合伙)) (altogether, the “Management Cos”), the Issuer, Delta Horizon Limited (新视野教育有限公司) and Alpha Metric Horizon Limited (新元教育有限公司) (together with the Management Cos, the Issuer and Delta Horizon Limited (新视野教育有限公司), the “Buyers”), ATA Inc. (“Seller”) and the Founder on or around the date hereof (the “SPA”), the Buyers will, directly or indirectly, acquire from the Seller and its Subsidiaries all of the issued share capital of ATA Online (Beijing) Education Technology Co., Ltd. (全美在线（北京）教育科技股份有限公司) (“ATA Online”) (the “Transaction”).

(B)                               As collateral and security for the payment obligations of the Buyers in connection with the Transaction, the Founder will pay to the Seller or a Person designated by the Seller a cash deposit of US$20,000,000 within seven (7) Business Days following the date of the SPA (the “Deposit”).

(C)                               For the purposes of funding the Deposit to be paid by the Founder pursuant to the SPA, the Issuer desires to issue and sell to the Lender, and the Lender desires to purchase a promissory note from the Issuer, in the form of Exhibit A (the “Deposit Note”), in the principal amount of US$20,000,000 (the “Deposit Note Principal Amount”), upon the terms and subject to the conditions set forth herein.

(D)                               For the purpose of funding the consideration to be paid by the Issuer and/or its Affiliates pursuant to the SPA, the Issuer desires to issue and sell to the Lender, and the Lender desires to purchase a promissory note from the Issuer, in the form of Exhibit B (the “Second Note”), in the principal amount of US$10,000,000 (the “Second Note Principal Amount”), upon the terms and subject to the conditions set forth herein.

AGREEMENT:

SECTION 1
INTERPRETATION

1.1                               Definitions.

In this Agreement, unless the context otherwise requires the following words and expressions have the following meanings:

“Affiliate” of a Person (the “Subject Person”) means (a) in the case of a Subject Person other than a natural person, any other Person that directly or indirectly Controls, is directly or indirectly Controlled by or is under direct or indirect common Control with the Subject Person and (b) in the case of a Subject Person who is a natural person, any other Person that is directly or indirectly Controlled by the Subject Person or is a Relative of the Subject Person.  In the case of the Lender, an “Affiliate” of the Lender includes (i) the investment fund that, directly or indirectly, owns the Lender, (ii) any of such investment fund’s general partners or limited partners, (iii) the fund manager managing such investment fund (and general partners, limited partners and officers thereof), (iv) the spouses, lineal descendants and heirs of individuals referred to in (ii) and (iii), (v) trusts Controlled by or for the benefit of any such individuals referred to in (ii) through (iv), (vi) another special purpose vehicle owned by such investment fund, (vii) any other investment fund managed by the fund manager referred to in (iii) or its management team, and (viii) an entity owned or managed by the management team of the fund manager referred to in (iii), and any Affiliate of such entity referred to in (i) through (viii).

“ATA Learning” means ATA Learning (Beijing) Inc. (北京全美教育技术服务有限公司).

“Basic Documents” means this Agreement, the Securities Holders’ Agreement, the Deposit Note, the Second Note and the Guarantees.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC or the HKSAR are required or authorized by law or executive order to be closed or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.

“China” or “PRC” means the People’s Republic of China and for the purposes of this Agreement shall exclude the HKSAR, the Macau Special Administrative Region and Taiwan.

“Collective Warranties” means the representations, warranties and undertakings of the Warrantors set forth in Schedule 2.

“Completion Date” means the Deposit Note Completion Date or the Second Note Completion Date, as the case may be.

“Completion” means the Deposit Note Completion or the Second Note Completion, as the case may be.

“Control” of a Person means (a) ownership of more than 50% of the shares in issue or other equity interests or registered capital of such Person or (b) the power to direct the management or policies of such Person, whether through ownership or voting proxy of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, as general partner or managing member, as trustee or executor, through contractual arrangements or otherwise.

“Covered Seller Group Members” means ATA Online and its Subsidiaries and Zhongxiao. A “Covered Seller Group Member” means any of them.

“Deposit Note Completion Date” means the date and time at which Deposit Note Completion takes place.

“Deposit Note Completion” means the completion of the purchase of the Deposit Note.

“Equity Securities” means, with respect to any Person, any capital stock, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such Person and any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof, including any entity or enterprise owned or controlled by a government; any public international organization; any court or arbitral tribunal; and the governing body of any securities exchange or other self-regulating organization.

“Guarantees” means the guarantees to be granted (i) by the Founder, (ii) prior to the Third Closing, by Joingear Limited and Able Knight Development Limited, and (iii) following the Third Closing, also by ATA Learning and any other Person through which the Founder holds any Equity Securities of ATA Online, in each case in favor of the Lender with respect to the obligations of the Issuer under this Agreement, the Securities Holders’ Agreement and the Deposit Note and the Second Note, in substantially the form set forth as Exhibit C hereto.

“HKSAR” or “Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Lender Warranties” means the representations, warranties and undertakings of the Lender set forth in Schedule 3.

“Party” or “Parties” means any signatory or the signatories to this Agreement and any Person who subsequently becomes a party to this Agreement as provided herein.

“Person” means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“Related Person” of a Person (the “Subject Person”) means (a) any direct or indirect shareholder of the Subject Person or its Subsidiaries, (b) any director of the Subject Person or its Subsidiaries, (c) any officer of the Subject Person or its Subsidiaries, (d) any Relative of a shareholder, director or officer of the Subject Person or its Subsidiaries, (e) any Person in which any shareholder, director or officer of the Subject Person or its Subsidiaries has any interest, other than a passive shareholding of less than one percent in a publicly listed company, or over which a Related Person exercises Control or significant influence through voting, position or ownership or (f) any other Affiliate of the Subject Person or its Subsidiaries.

“Relative” of a natural person means the spouse of such person and any parent, step-parent, grandparent, child, step-child, grandchild, sibling, step-sibling, cousin, in-law, uncle, aunt, nephew, niece or great-grandparent of such person or spouse.

“RMB” refers to Renminbi, lawful currency of the PRC.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Second Closing” has the meaning given to it in the SPA.

“Second Closing Date” has the meaning given to it in the SPA.

“Securities Holders’ Agreement” means the securities holders’ agreement entered into by, among others, the Lender, the Issuer and the Founder in substantially the form attached hereto as Exhibit D.

“Second Note Completion Date” means the date and time at which the Second Note Completion takes place.

“Second Note Completion” means the completion of the purchase of the Second Note.

“Seller Parties” means collectively the Seller, Xing Wei Institute (Hong Kong) Limited, ATA Testing Authority (Holdings) Limited and ATA Learning, and “Seller Party” means any of them.

“Subsidiaries” means, with respect to any given Person, any other Person that is not a natural person and that is Controlled by such given Person, including any variable interest entity directly or indirectly Controlled by such Person and all the Persons Controlled by such entity.

“Target Deposit Note Completion Date” means the date the Deposit is paid by the Founder to the Seller or a Person designated by the Seller pursuant to the terms of the SPA.

“Target Second Note Completion Date” means the second Business Day preceding the Second Closing Date as defined in the SPA.

“Third Closing” has the meaning given to it in the SPA.

“US$” means United States Dollars, the lawful currency of the United States of America.

“Warranties” means the Collective Warranties and the Lender Warranties.

“Warrantors” means collectively the Founder and the Issuer.

“Zhongxiao” means Zhongxiao Zhixing Education Technology (Beijing) Limited (众效致行教育科技（北京）有限公司).

1.2                               Terms Defined Elsewhere in this Agreement.

The following terms are defined in this Agreement as follows:

“Arbitration Board”	Section 12.2(a)
“Agreement”	Preamble
“ATA Online”	Recital A
“Buyers”	Recital A
“CIETAC”	Section 6.1(a)
“Confidential Information”	Section 6.1(a)
“Deposit”	Recital B
“Deposit Note”	Recital C
“Deposit Note Principal Amount”	Recital C
“Founder”	Preamble
“Indemnified Party”	Section 8
“Indemnifying Party”	Section 8
“Issuer”	Preamble
“Lender”	Preamble
“Losses”	Section 8
“Note Account”	Section 4.2(a)(ii)
“Second Note”	Recital D
“Second Note Principal Amount”	Recital D
“Seller”	Recital A
“SPA”	Recital A
“Transaction”	Recital A

1.3                               Interpretation.

(a)                                 Directly or Indirectly.  The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

(b)                                 Gender and Number.  Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)                                  Headings.  Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)                                 Include not Limiting.  “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(e)                                  Law.  References to “law” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(f)                                   References to Documents.  References to this Agreement include the Schedules, Exhibits and Appendices, which form an integral part hereof.  A reference to any Section, Schedule, Exhibit or Appendix is, unless otherwise specified, to such Section of, or Schedule or Exhibit to, this Agreement.  The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto.  A reference to any document (including this Agreement) is, unless otherwise specified, to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(g)                                  Time.  Unless the context otherwise requires, a time of day is a reference to Hong Kong time. If a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day.  If the day on or by which something must be done is not a Business Day, that thing must be done on or by the Business Day immediately following such day.

(h)                                 Writing.  References to writing and “written” include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

(i)                                     Language.  This Agreement is drawn up in the English language.  If this Agreement is translated into any language other than English, the English language text shall prevail.

SECTION 2
PURCHASE OF NOTES

2.1                               The Deposit Note.

(a)                                 Sale and Purchase of the Deposit Note. The Issuer agrees to issue and sell to the Lender, and the Lender agrees to purchase from the Issuer, the Deposit Note, subject to the terms and conditions herein. On the Deposit Note Completion Date, the Lender shall pay the consideration for the Deposit Note pursuant to Section 2.1(b), by initiating wire transfer of immediately available funds to the bank account of the Issuer, details of which are set forth in Section 4.2(a)(ii) herein.

(b)                                 Deposit Note Consideration.  The consideration payable by the Lender for the Deposit Note shall be the amount equal to the Deposit Note Principal Amount, payable in the form of a cash payment in US$ at the Deposit Note Completion.

2.2                               The Second Note.

(a)                                 Sale and Purchase of the Second Note.   The Issuer agrees to issue and sell to the Lender, and the Lender agrees to purchase from the Issuer, the Second Note, subject to the terms and conditions herein. On the Second Note Completion Date, the Lender shall pay the consideration for the Second Note pursuant to Section 2.2(b), by initiating wire transfer of immediately available funds to the bank account of the Issuer, details of which are set forth in Section 4.2(b)(ii) herein.

(b)                                 Second Note Consideration.  The consideration payable by the Lender for the Second Note shall be the amount equal to the Second Note Principal Amount, payable in the form of a cash payment in US$ at the Second Note Completion.

2.3                               Use of Proceeds.

The Issuer shall and the Founder shall procure that the Issuer shall, apply all of the proceeds from the sale of the Deposite Note and the Second Note to such matter as agreed by the Lender in writing.

SECTION 3
CONDITIONS PRECEDENT TO COMPLETION

3.1                               Conditions Precedent to Obligations of the Lender.

The obligation of the Lender to complete the purchase of the Deposit Note or the Second Note (as the case may be) is subject to the fulfillment, prior to or simultaneously at the relevant Completion (or at the time specified below), of the following conditions, any one or more of which may be waived by the Lender:

(a)                                 each of the Collective Warranties remaining true and correct in all material respects (without regard to the materiality or material adverse effect qualifiers contained in the Collective Warranties for this purpose) on the relevant Completion Date as provided in Section 5.1;

(b)                                 each of the Issuer, the Founder and the Management Cos having performed and complied with in all material respects all agreements, obligations and conditions contained in this Agreement and the other Basic Documents to which it is a party and which are required to be performed or complied with by it on or before the relevant Completion;

(c)                                  the Issuer having duly attended to and carried out all corporate procedures (which corporate procedures include approval by the board of Issuer and the approval of the shareholders of the Issuer), each to the extent required by the applicable law and the Memorandum of Association and Articles of Association of the Issuer (as amended from time to time), of the following:

(i)                                     the authorization and issuance of the Deposit Note and the Second Note to the Lender by the Issuer; and

(ii)                                  the execution, delivery and performance by the Issuer of this Agreement and the other Basic Documents to which it is a party, and all the transactions contemplated by this Agreement and such other Basic Documents to which it is a party;

(d)                                 all consents and approvals of, notices to and filings or registrations with any Governmental Authority or any other Person required pursuant to any applicable law of any Governmental Authority, or pursuant to any contract binding on the Founder, the Issuer or any Management Co or his/its respective assets are subject or bound, to effect the execution, delivery or performance by the Founder, the Issuer or any Management Co of the Basic Documents to which he or it is a party or the consummation of the transactions contemplated thereby, shall have been obtained or made;

(e)                                  there having been since the date of this Agreement, (x) no material adverse change in, and no change in circumstances that may reasonably be expected to have a material adverse impact on the business, operations, properties, financial position (including any material increase in provisions), earnings or condition of the Issuer or any Covered Seller Group Member, and (y) no material change in any relevant laws or policies in any of the jurisdictions in which the Issuer or a Covered Seller Group Member does business (whether coming into effect prior to, on or after the relevant Completion Date) that, materially and adversely affects or may materially and adversely affect the Issuer or any Covered Seller Group Member;

(f)                                   there being no Governmental Authority or other Person that has:

(i)                                     instituted or, to the Knowledge of the Warrantors, threatened any legal proceedings, arbitration, administrative proceedings or regulatory inquiry (or requested any information with a view of potentially instituting any such proceeding or inquiry)

against the Founder, the Issuer or any Management Co to restrain, prohibit or otherwise challenge the purchase of the Deposit Note or the Second Note by the Lender or any of the transactions contemplated under the Basic Documents;

(ii)                                  proposed or enacted any statute or regulation which would prohibit, materially restrict or materially delay implementation of the purchase, issuance or the transactions contemplated under the Basic Documents;

(g)                                  the Issuer and the Founder having delivered to the Lender a certificate, dated the relevant Completion Date, certifying that the conditions set forth in paragraphs 3.1(a) through 3.1(f) having been duly satisfied;

(h)                                 the Lender having received all such counterpart originals and certified or other copies of such documents referred to in Section 3.1(c) above as they may reasonably request;

(i)                                     each of this Agreement, the Securities Holders’ Agreement and the Guarantees (except the Guarantee to be delivered in accordance with Section 5.6) shall have been delivered to the Lender duly executed by each party thereto other than the Lender and remain in full force and effect and binding on the parties thereto;

(j)                                    with respect to the Deposit Note Completion only, each of the Seller Parties, the Issuer, the Founder and the Management Cos having performed and complied with in all material respects all agreements, obligations, representations and warranties contained in the SPA; and

(k)                                 with respect to the Second Note Completion only, the satisfaction of each of the conditions precedent to the Second Closing in accordance with the terms of the SPA.

3.2                               Conditions Precedent to Obligations of the Issuer.

With respect to the Lender, the Issuer’s obligation to complete the issuance of the Deposit Note or the Second Note (as the case may be) to the Lender is subject to the fulfillment, prior to or simultaneously at the relevant Completion, of the following conditions, any one or more of which may be waived by the Issuer:

(a)                                 each of the Lender Warranties given by the Lender remaining true and correct in all material respects on the relevant Completion Date; and

(b)                                 the Lender having performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the other Basic Documents to which it is a party and that are required to be performed or complied with by it on or before the relevant Completion.

SECTION 4
COMPLETION

4.1                               Time and Place.

(a)                                 The Deposit Note Completion shall take place at the Hong Kong offices of Paul, Weiss, Rifkind, Wharton & Garrison at 12/F., Hong Kong Club Building, 3A Chater Road, Central, Hong Kong on the Target Deposit Note Completion Date, or at such other time and place as the Lender and the Issuer may agree.

(b)                                 The Second Note Completion shall take place at the Hong Kong offices of Paul, Weiss, Rifkind, Wharton & Garrison at 12/F., Hong Kong Club Building, 3A Chater Road, Central, Hong Kong on the Target Second Note Completion Date, provided that the Issuer shall notify the Lender of such date at least five (5) Business Days in advance, or at such other time and place as the Lender and the Issuer may agree.

4.2                               Actions at the Deposit Note Completion and the Second Note Completion.

(a)                                 At the Deposit Note Completion:

(i)                                     the Issuer shall deliver to the Lender the duly authorized and executed Deposit Note, in a principal amount equal to the Deposit Note Principal Amount, payable to the order of and registered in the name of the Lender; and

(ii)                                  the Lender shall pay the consideration for the Deposit Note by initiating wire transfer of immediately available funds in an amount equal to the Deposit Note Principal Amount, to a bank account of Able Knight Development Limited, an Affiliate of the Issuer, details of which shall be notified to the Lender reasonably in advance prior to the Deposit Note Completion (the “Note Account”).

(b)                                 At the Second Note Completion:

(i)                                     the Issuer shall deliver to the Lender the duly authorized and executed Second Note, in a principal amount equal to the Second Note Principal Amount, payable to the order of and registered in the name of the Lender; and

(ii)                                  the Lender shall pay the consideration for the Second Note by initiating wire transfer of immediately available funds in an amount equal to the Second Note Principal Amount to the Note Account.

4.3                               Efforts to Fulfill Completion Conditions.

The Founder and the Issuer shall use all reasonable efforts to ensure that the conditions set forth in Section 3.1 shall be fulfilled by the relevant Completion Date.

SECTION 5
REPRESENTATIONS; WARRANTIES; UNDERTAKING; POST-CLOSING COVENANTS

5.1                               Collective Warranties.

Except as otherwise fairly and reasonably disclosed in the Seller SEC Reports (as defined in Appendix 1 to Schedule 2 hereto) (excluding disclosure in the Seller SEC Reports contained in the “Risk Factors”, “Forward-Looking Statements” and other sections to the extent they are general, non-specific, cautionary, predictive and forward-looking in nature, in each case, other than specific factual information contained therein), the Warrantors hereby, jointly and severally, represent, warrant and undertake to the Lender in the terms set forth in Schedule 2 and acknowledge that the Lender’s and its Affiliates’ entering into this Agreement and the SPA are relying on such representations, warranties and undertakings.

5.2                               Lender Warranties.

The Lender hereby represents, warrants and undertakes to the Issuer and the Founder in the terms set forth in Schedule 3 and acknowledges that the Issuer’s and the Founder’s entering into this Agreement is relying on such representations, warranties and undertakings.

5.3                               Separate and Independent.

The Collective Warranties and the Lender Warranties set forth in each paragraph of Schedule 2 and Schedule 3, respectively, shall be separate and independent and except as expressly provided shall not be limited by reference to any other paragraph or anything in this Agreement or the Schedules.

5.4                               Bring-Down to the Deposit Note Completion and the Second Note Completion.

The Warranties shall be deemed to be repeated as at each of the Deposit Note Completion and the Second Note Completion as if they were made on and as of the Deposit Note Completion Date or the Second Note Completion Date (as the case may be) and all references therein to the date of this Agreement were references to the Deposit Note Completion Date or the Second Note Completion Date (as the case may be).

5.5                               Notices of Breaches.

The Issuer and the Founder shall give the Lender prompt notice of any event, condition or circumstance occurring prior to the relevant Completion Date that would constitute a breach of any Collective Warranty as if such Collective Warranty were made as at any date from the date hereof until the relevant Completion Date, or that would constitute a breach of any terms and conditions contained in this Agreement.

5.6                               Additional Guarantee.

The Founder and the Issuer shall procure that, immediately upon the Third Closing, each of ATA Learning and any other entity through which the Founder holds any Equity Securities of ATA Online shall execute a guarantee in favor of the Lender in the same form and substance as the Guarantees and execute a joinder to become party to the Securities Holders’ Agreement.

SECTION 6
CONFIDENTIALITY; RESTRICTION ON ANNOUNCEMENTS

6.1                               General Obligation.

Subject to Section 6.2, each Party hereto:

(a)                                 shall treat as strictly confidential all information relating to, obtained or received by it as a result of negotiating, entering into or performing his/her/its obligations under this Agreement which relates to the existence, provisions or subject matter of this Agreement (“Confidential Information”); and

(b)                                 shall not, except with the prior written consent of the other Parties, directly or indirectly, disclose, reveal, divulge, publish or otherwise make known to any Person any Confidential Information.

6.2                               Exceptions.

Sections 6.1 and 6.3 shall not apply if and to the extent that a Party hereto disclosing Confidential Information can demonstrate that:

(a)                                 to the extent advised by competent legal advisors that such disclosure is required by applicable law or regulation and so long as, where such disclosure is to a Government Authority, such Party shall use all reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed;

(b)                                 to the extent required by the applicable rules of any stock exchange;

(c)                                  to the officers, directors, employees and professional advisors of such Party or its Affiliates as necessary to the performance of its obligations in connection herewith so long as such Party advises each Person to whom the Confidential Information is so disclosed as to the confidential nature thereof (such Party shall be and remain responsible for the failure by such Person to maintain the confidentiality of the Confidential Information);

(d)                                 to its lender and any Person otherwise providing debt or equity financing to such Party so long as such Party advises each Person to whom the Confidential Information is so disclosed as to the confidential nature thereof (such Party shall be and remain responsible for the failure by such Person to maintain the confidentiality of the Confidential Information);

(e)                                  with respect to the Lender, to any Person that enters into bona fide negotiations to acquire the Lender’s or its Affiliates’ interest in ATA Online, the Deposit Note or the Second Note so long as such Person has agreed to maintain the confidentiality of the Confidential Information, and

(f)                                   with respect to the Lender, to the Lender’s Affiliates for purposes of reviewing existing investments and new investments proposals and conducting other investment and investment management activities in its ordinary course of business.

6.3                               Press Release.

None of the Parties hereto shall issue a press release or make any public announcement with respect to any of the transactions contemplated in this Agreement without obtaining the prior written consent of the Issuer and the Lender; nor shall the name of the Lender or any of its Affiliates or the Issuer or any of its Affiliates, as the case may be, be used in such press release or public announcement without obtaining in each instance the prior written consent of the Lender or the Founder, as applicable.

SECTION 7
STAMP DUTIES; FEES AND EXPENSES

7.1                               Expenses.

Each Party shall bear its own costs with respect to the transactions contemplated by this Agreement and the Basic Documents.

7.2                               Stamp Duties, Fees and Expenses.

Any stamp duty, capital duty, fees or expenses payable in connection with the issuance and sale of the Deposit Note and the Second Note pursuant to this Agreement shall be borne by the Issuer.

SECTION 8
INDEMNIFICATION

8.1                               Indemnification.

The Warrantors (each, an “Indemnifying Party” and, collectively, the “Indemnifying Parties”) shall, jointly and severally, indemnify, defend and hold harmless the Lender, each of its Affiliates and their respective officers, directors, advisors, agents and employees (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) from and against any and all losses, damages, liabilities, claims, proceedings, judgements, fines, costs and expenses (including the fees, disbursements and other charges of counsel incurred by the Indemnified Parties in any action between any of the Indemnifying Parties and any of the Indemnified Parties or between any of the Indemnified Parties and any third party, in connection with any investigation or evaluation of a claim or otherwise) (collectively, “Losses”) resulting from or arising out of any breach by any of the Indemnifying Parties of any

Collective Warranty, covenant or agreement in this Agreement or any other Basic Document.  Any indemnity as referred to in this Section 8 for breach of a Collective Warranty shall be such as to place the relevant Indemnified Party in the same position as it would have been in had there not been any breach of the Collective Warranty under which such Indemnified Party is to be indemnified.  Notwithstanding the foregoing, the Parties agree that in no event shall the Indemnifying Parties reimburse the Indemnified Parties an amount exceeding the Total Investment Amount (as defined in the Securities Holders’ Agreement) in the aggregate (except that any indemnification provided for any breach of Section 3 (Transfer of Shares) or Section 7 (Liquidity Protection) of the Securities Holders’ Agreement shall not be subject to the foregoing restriction), or for any single claim of Losses, together with any related claims, in a total amount less than US$20,000.  In connection with the obligation of the Indemnifying Party to indemnify for expenses as set forth above, the Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such expenses as they are incurred by such Indemnified Party.

SECTION 9
TERMINATION

9.1                               Effective Date; Termination.

With respect to the Lender, this Agreement shall become effective upon execution and shall continue in force until terminated in accordance with Section 9.2.

9.2                               Events of Termination.

This Agreement may be terminated by the Lender with respect to either or both of the Deposit Note and the Second Note:

(a)                                 if any one or more of the conditions to the obligation of the Lender set forth in Section 3.1 to complete has not been fulfilled (or expressly waived by the Lender) on or prior to the Long-stop Date as defined in and extended in accordance with the terms of the SPA; or

(b)                                 if the Issuer or the Founder has breached any Collective Warranty or any other material covenant or agreement contained in this Agreement in any material aspect (without regard to any materiality qualification in such Collective Warranty or covenant or agreement for purpose of this sentence), which breach cannot be or is not cured within thirty (30) days after being notified in writing of the same.

9.3                               Survival.

If this Agreement is terminated pursuant to Section 9.2, this Agreement shall become null and void and of no further force and effect, except that the Parties shall continue to be bound by the provisions of Section 6 (Confidentiality; Restriction on Announcements), Section 8 (Indemnification), this Section 9.3, Section 10 (Notices), Section 11 (Miscellaneous) and Section 12 (Governing

Law and Dispute Resolution).  Nothing in this Section 9.3 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of such termination.

SECTION 10
NOTICES

10.1                        Notices.

Each notice, demand or other communication given or made under this Agreement shall be in writing in English and delivered or sent to the relevant Party at its address or fax number or email address set out below (or such other address, fax number or email address as the addressee has by five Business Days’ prior written notice specified to the other Parties).  Any notice, demand or other communication given or made by letter between countries shall be delivered by air mail.  Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered, (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering party; (b) if sent by post within the same country, on the third Business Day following posting, and if sent by post to another country, on the seventh Business Day following posting; and (c) if given or made by fax or email, upon dispatch and the receipt of a transmission report confirming dispatch.

10.2                        Addresses and Fax Numbers.

The initial address, facsimile and email for each Party for the purposes of this Agreement are:

Lender:

Attention: Li Lei
Address: CDH V Management Company Limited
1503 Level 15
International Commence Centre
1 Austin Road West, Kowloon, Hong Kong
Email: li.lei@cdhfund.com

Issuer and Founder:
Attention: Xiaofeng Ma
Fax: +86 10 5869 8106
Email: maxiaofeng@atai.net.cn

SECTION 11
MISCELLANEOUS

11.1                        Enforcement Action.

For the avoidance of doubt, any obligation on the part of the Lender to make the investment hereunder with respect to the Deposit Note and the Second

Note is made solely to the Issuer and no Party (other than the Issuer) or any third party shall have any right to enforce such obligation against the Lender.

11.2                        No Partnership.

The Parties expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law.  The Parties do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves, solely by virtue of their status as shareholder or note holder of the Issuer.

11.3                        Assignment.

This Agreement shall enure to the benefit of and be binding upon the successors and permitted assigns of the Parties.  No Party may assign its rights or obligations under this Agreement without the prior written consent of each other Party, and any purported assignment without such consent shall be void and without effect, except that the Lender may assign this Agreement or any of its rights or duties hereunder to any of its Affiliates.

11.4                        Amendment.

This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

11.5                        Waiver.

No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision.  No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.  Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

11.6                        Entire Agreement.

This Agreement (together with the other Basic Documents and any other documents referred to herein or therein) constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

11.7                        Severability.

Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part.  To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of this Agreement as remain not so deleted.

11.8                        Counterparts.

This Agreement may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

11.9                        Consent to Specific Performance.

The Parties acknowledge and agree that it is impossible to measure in money the damages that would be suffered by a Party by reason of the failure by any other Party to perform any of the obligations hereunder.  Therefore, if any Party shall institute any action or proceeding to enforce the provisions hereof, any Party against whom such action or proceeding is brought hereby waives any claim or defense therein that the other Party has an adequate remedy at law.

SECTION 12
GOVERNING LAW; JURISDICTION

12.1                        Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the PRC, without giving effect to the principles of conflict of laws of any jurisdiction.

12.2                        Jurisdiction.

(a)                                 Any dispute or claim arising out of or in connection with or relating to this Agreement or any other Basic Document, or the breach, termination or invalidity hereof or thereof (including the validity, scope and enforceability of this arbitration provision), shall be submitted to, and finally resolved by arbitration by China International Economic and Trade Arbitration Commission (“CIETAC”) in Beijing, the PRC in accordance with the arbitration rules of CIETAC as are in force at the time of such dispute or claim being submitted to CIETAC and as may be amended by the rest of this Section 12.2.  For the purpose of such arbitration, there shall be three arbitrators (the “Arbitration Board”).  The claimant(s) shall select one arbitrator, and the defendant(s) shall select one arbitrator.  All selections shall be made within 30 days after the selecting Party gives or receives the demand for arbitration.  Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list.  The Chairman of CIETAC shall select the third arbitrator.  If any arbitrator to be appointed by a Party has not been appointed and consented to participate within 30 days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of CIETAC.

(b)                                 All arbitration proceedings shall be conducted in English.  The arbitrators shall decide any such dispute or claim strictly in accordance with the governing law specified in Section 12.1.  Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(c)                                  In order to preserve its rights and remedies, any Party shall be entitled to seek any order for the preservation of property, including any interim injunctive relief, in accordance with applicable law from any court of competent jurisdiction or from the arbitration tribunal pending the final decision or award of the Arbitration Board.

(d)                                 Without prejudice to Section 10, each Party irrevocably consents to the service of process, notices or other paper in connection with or in any way arising from the arbitration or the enforcement of any arbitral award, by use of any of the methods and to the addresses set forth for the giving of notices in Section 10.  Nothing contained herein shall affect the right of any Party to serve such processes, notices or other papers in any other manner permitted by applicable law.

(e)                                  The Parties agree to facilitate the arbitration by (i) cooperating in good faith to expedite (to the maximum extent practicable) the conduct of the arbitration, (ii) making available documents, books, records and personnel under their control in accordance with the arbitration rules of CIETAC, (iii) conducting arbitration hearings to the greatest extent possible on successive business days and (iv) using their best efforts to observe the time periods established by the arbitration rules of

CIETAC or by the Arbitration Board for the submission of evidence and briefs.

(f)                                   The costs and expenses of the arbitration, including the fees of the Arbitration Board, shall be allocated between each Party as the Arbitration Board deems equitable.

(g)                                  Any award made by the Arbitration Board shall be final and binding on each of the Parties that were parties to the dispute.  The Parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the Arbitration Board so that there shall be no appeal to any court of law for the award of the Arbitration Board, and a Party shall not challenge or resist the enforcement action taken by any other Party in whose favor an award of the Arbitration Board was given.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LENDER:

Crystal Magic Brands Limited

By:	/s/William Shang Wi Hsu
Name: William Shang Wi Hsu
Title: Director

ISSUER:

New Beauty Holdings Limited

By:	/s/ Kevin Xiaofeng Ma
Name: Kevin Xiaofeng Ma
Title: Director

FOUNDER:

Kevin Xiaofeng Ma (马肖风)

/s/ Kevin Xiaofeng Ma

[Signature Page to Note Purchase Agreement]

SCHEDULE 1

PART I - PARTICULARS OF THE ISSUER

Registered Company Name	:	New Beauty Holdings Limited

Registered Address	:	Portcullis Chambers, 4th Floor, Ellen Skelton Building, 3076 Sir Francis Drake Highway, Road Town, Tortola, British Virgin Islands VG1110

Date of Incorporation	:	10 July 2007

Company Number	:	1417522

Place of Incorporation	:	British Virgin Islands

Director(s)	:	Xiaofeng Ma

Authorized Share Capital	:	50,000 shares

Issued Share Capital	:	1,000 shares

Financial Year End	:	31 December

Subsidiaries (and percentage of shareholding)	:	N/A

Shareholder as of the Date hereof	:

Registered Shareholder	Number of Shares	Type of Shares
Xiaofeng Ma	990	N/A
Hongxing Qian	10	N/A

PART II - PARTICULARS OF COVERED SELLER GROUP MEMBERS

1.                  ATA Online (Beijing) Education Technology Co., Ltd.

(a)             Name: 全美在线（北京）教育科技股份有限公司

(b)             Jurisdiction of organization: the PRC

(c)              Capitalization and shareholders:

Shareholders	Registered Capital (RMB)	Paid-in Capital (RMB)	Percentage
ATA Learning (Beijing) Inc.	50,292,000	50,292,000	90%
Zhongxiao Zhixing Education Technology (Beijing) Limited	5,588,000	5,588,000	10%
TOTAL	55,880,000	55,880,000	100%

2.                  Beijing Qihuang Huizhi Technology Co., Limited

(a)             Name: 北京七煌汇智科技有限公司

(b)             Jurisdiction of organization: the PRC

(c)              Capitalization and shareholders:

Shareholders	Registered Capital (RMB)	Paid-in Capital (RMB)	Percentage
ATA Online (Beijing) Education Technology Co., Ltd.	325,000	325,000	65%
Beijing Huaxinchang Internet Technology Co., Ltd. (北京华信畅网络科技有限公司)	150,000	150,000	30%
Beijing Yuntong Culture Media Co., Ltd. (北京昀桐文化传媒有限公司)	25,000	25,000	5%

TOTAL	5,000,000	5,000,000	100%

3.                  Zhongxiao Zhixing Education Technology (Beijing) Limited

(d)             Name: 众效致行教育科技（北京）有限公司

(e)              Jurisdiction of organization: the PRC

(f)               Capitalization and shareholders:

Shareholders	Registered Capital (RMB)	Paid-in Capital (RMB)	Percentage
Xing Wei Institute (Hong Kong) Limited	10,000,000	10,000,000	100%
TOTAL	10,000,000	10,000,000	100%

SCHEDULE 2

COLLECTIVE WARRANTIES

Capitalized terms used in this Schedule 2 but not otherwise defined herein or in Appendix 1 attached to this Schedule 2 shall have the same meanings ascribed to them in the main body of this Agreement.

1.                                      Corporate Matters

(a)                                 Organization and Qualification; No Activities.  Each of the Issuer and the Covered Seller Group Members is an entity duly organized and validly existing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to conduct their respective businesses as presently being conducted and to own, lease or operate their respective properties and assets.  The Issuer and each Covered Seller Group Member are duly qualified or licensed to do business and are in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of their respective properties owned or leased or the nature of their respective activities make such qualification or licensing necessary.

(b)                                 Capitalization and Particulars of the Issuer and Covered Seller Group Members.

(i) The particulars of the Issuer’s share capital set forth in Schedule 1 are a true, complete and correct description of the share capital of the Issuer.

(ii) Schedule 1 contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of shareholders of each Covered Seller Group Member.

(iii) Each of the Issuer and the Seller has no Subsidiaries that engage in business of computer-based testing services in China other than the Covered Seller Group Members.

(iv) None of the Issuer or Zhongxiao has (a) engaged in any business activities or conducted any operations, or (b) taken any action that would cause it to have any obligation, loss, charge, indebtedness, indemnities or other liabilities, whether absolute or contingent, in each case other than (x) in connection with the transactions expressly contemplated or permitted by the SPA, the Debt Financing Agreements (as defined in the SPA) or the Basic Documents, or (y) any routine or administrative actions.

(v) All of the outstanding capital stock or registered capital (as the case may be) of, or other equity or voting interest in, the Issuer and each Covered Seller Group Member (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by its respective shareholder(s) as set forth in Schedule 1, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation of the Issuer or such Covered Seller Group Member’s business as presently conducted.

(vi) Except as set forth in Schedule 1, as of the date hereof, there are (i) no authorized, issued or outstanding shares of, or other equity or voting interest in, the Issuer or any Covered Seller Group Member, (ii) no outstanding securities of the Issuer or any Covered Seller Group Member convertible into or exchangeable for shares of, or other equity or voting interest in, the Issuer or any Covered Seller Group Member (as applicable), (iii) no outstanding subscriptions, options, warrants, rights or other commitments or agreements to acquire from the Issuer or any Covered Seller Group Member or that obligates the Issuer or such Covered Seller Group Member, to issue any shares of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of, or other equity or voting interest in, the Issuer or such Covered Seller Group Member, (iv) no obligations of the Issuer or any Covered Seller Group Member to grant, extend or enter into any subscription, option, warrant, right, convertible or exchangeable security or other commitment relating to any shares of, or other equity or voting interest (including any voting debt) in, the Issuer or such Covered Seller Group Member (the items in clauses (i), (ii), (iii) and (iv), together with the shares of the Issuer or any Covered Seller Group Member, being referred to collectively as “Group Securities”), and (v) no other obligations of the Issuer or any Covered Seller Group Member to make any payments based on the price or value of any Group Securities. As of the date hereof, neither the Issuer nor any Covered Seller Group Member is a party to any Contract which obligates the Issuer or such Covered Seller Group Member to repurchase, redeem or otherwise acquire any Group Securities, except pursuant to the terms of the Basic Documents.

(vii) The issuance, grant or transfer of all of the outstanding capital stock or registered capital (as the case may be) of, or other equity or voting interest in, the Issuer and each Covered Seller Group Member have been properly authorized and documented and none of are subject to any dispute or claim by any Person that are pending or, to the Knowledge of the Warrantors, threatened against the Issuer or any Covered Seller Group Member.

2.                                      Seller Financial Statements.

The audited and unaudited consolidated financial statements (including, in each case, any notes and schedules thereto) of the Seller (if any) included (or incorporated by reference) in the Seller SEC Reports (including the Seller Financial Statements) and the audited and unaudited financial statements of the Covered Seller Group Members furnished to the Lender prior to the date of this Agreement (i) have complied in all material respects with applicable accounting requirements and, if applicable, the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP or other applicable accounting standards consistently applied during the periods and at the dates involved (except as may be expressly indicated in the notes thereto or in the case of the unaudited statements, the exclusion of certain notes in accordance with the published rules promulgated by the SEC or applicable accounting standards), and (iii) fairly present in all material respects the consolidated financial position of the Covered Seller Group Members as of the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments that were not, or will not be, material in the aggregate).

3.                                      No Undisclosed Liabilities. None of the Issuer or any Covered Seller Group Member has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which would be expected to result in such a liability or obligation, except for liabilities or obligations (i) as reflected or recorded on the Seller Balance Sheet or in the notes thereto, (ii) incurred pursuant to this Agreement, the SPA, the Debt Financing Agreements (as defined in the SPA) or in connection with the transactions contemplated hereunder and thereunder, or (iii) incurred since the Seller Balance Sheet Date in the ordinary course of business consistent with past practices.

4.                                      No Activities.  None of the following events has occurred with respect to the Issuer or the Founder (each to the extent applicable), or, since the Seller Balance Sheet Date, any Covered Seller Group Member:

(a)                                 any declaration or payment of any dividend, or authorization or payment of any distribution upon or with respect to any class or series of its capital shares or any other equity interest;

(b)                                 except for any indebtedness incurred in the ordinary course of business consistent with past practices, or in connection with the Transaction or under this Agreement or the Debt Financing Agreements (as defined with SPA), any incurrence of indebtedness for money borrowed or any other liabilities in excess of US$1,000,000 in the aggregate;

(c)                                  any sale, exchange, assignment, or other disposition of any material assets or rights (including any sale of any of the Covered Seller Group Members or their respective Affiliates) other than the sale of inventory in the ordinary course of its business, or creation of any encumbrance on any of its assets or rights;

(d)                                 any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its assets, properties, financial condition, operating results or business of, the Issuer or any Covered Seller Group Member as presently conducted;

(e)                                  any material interruption or alteration in the nature, scope or manner of the business conducted by the Issuer or any Covered Seller Group Member;

(f)                                   any failure by the Founder, any Covered Seller Group Member or the Issuer to pay their respective lenders or creditors when due as required under the relevant arrangements with them;

(g)                                  any other event or condition of any character which would materially and adversely affect its assets, properties, financial condition, operating results or business of the Issuer or any Covered Seller Group Member, taken as a whole;

(h)                                 the business of each Covered Seller Group Member has been conducted, in all material respects, in the ordinary course consistent with past practice; or

(i)                                     any agreement or commitment by the Founder, the Issuer or any Covered Seller Group Member regarding any of the matters in this Section 4.

5.                                      Compliance with Laws.  The Issuer and each Covered Seller Group Member are in compliance in all material respects with all Law and Orders applicable to the Issuer or any Covered Seller Group Member.

6.                                      Litigation.  As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Warrantors, threatened against the Issuer, any Covered Seller Group Member or any of the respective shares, security, equity interest, properties or assets of the Issuer or any of Covered Seller Group Member.  None of the Issuer or any Covered Seller Group Member nor any share, security, equity interest, property or assets of the Issuer or any Covered Seller Group Member is subject to any outstanding Order of, settlement agreement or other similar written agreement with, or any investigation by any Governmental Authority that is pending or, to the Knowledge of the Warrantors, threatened against the Issuer or any Covered Seller Group Member or any of their shares, securities, equity interests, properties or assets.

7.                                      Solvency

(a)                                 None of the Issuer or any Covered Seller Group Member has taken any steps to seek protection pursuant to any bankruptcy Law nor does any Warrantor have any Knowledge or reason to believe that any creditor of the Issuer or any Covered Seller Group Member intends to initiate involuntary bankruptcy Legal Proceedings or any Knowledge of any fact which would reasonably lead a creditor to do so.

(b)                                 The Issuer and each Covered Seller Group Member, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Deposit Note Completion and the Second Note Completion, will not be, Insolvent.

(c)                                  None of the Issuer or any Covered Seller Group Member is in default in any material respect with respect to any indebtedness for borrowed money.

Appendix 1

Definitions of Certain Terms used in Schedule 2

“Contract” shall mean any oral or written contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, permit, concession, franchise, right or other instrument.

“GAAP” shall mean US generally accepted accounting principles.

“Insolvent” shall mean, with respect to any Person (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business as now conducted and is proposed to be conducted.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including without limitation all such rights in and to: (i) patents, and any and all divisions, continuations, continuations-in-part, and any renewals, extensions or reissues thereof, (ii) trademarks, service marks, trade dress, trade names, logos, trademark registrations and applications, and Internet domain names, together with the goodwill associated with the foregoing, (iii) copyrightable works, copyrights, mask works and copyright registrations and applications, (iv) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act) and other confidential information protected by applicable Laws, including inventions, discoveries, ideas (whether patentable or unpatentable and whether or not reduced to practice), improvements, know-how, research and development information, manufacturing methods and processes, specifications, software, data, databases, and customer lists (“Trade Secrets”), and (v) computer software (including data, source code, object code, applications programming interfaces, computerized databases and other software-related specifications and documentation); in each case of (i) to (v) including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority.

“Knowledge” of a Warrantors, with respect to any matter in question, shall mean the actual knowledge of such Warrantor (or, if the Warrantor is not a natural person, actual knowledge of any director or Senior Manager of such Warrantor and its Subsidiaries) and the constructive knowledge as could have been obtained after due inquiry by any such individuals or the individuals who report directly to such individuals.

“Law” shall mean any and all applicable law, statute, constitution, principle of common law, ordinance, code, rule, regulation, directive, treaty provision, judgment, ruling, governmental guidelines, interpretations or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any lawsuit, litigation, claim, action, demand letter, hearing, investigation or other similarly legal proceeding brought by or pending before any Governmental Authority.

“Lien” shall mean any lien (including environmental and Tax liens), pledge, hypothecation, charge, mortgage, security interest, encumbrance, community property interest, violation, lease, license, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Seller Balance Sheet” shall mean any of the audited consolidated balance sheets of the Seller for the financial years ended March 31, 2015, 2016 and 2017 and quarterly financial statements of the Seller for the two quarters ended June 30, 2017 and September 30, 2017.

“Seller Balance Sheet Date” shall mean September 30, 2017.

“Seller SEC Reports” shall mean all forms, reports and documents filed by the Seller with the SEC since January 1, 2015, including all such forms, reports and documents filed or furnished since January 1, 2015 and those filed or furnished subsequent to the date hereof, together with all exhibits and schedules and amendments thereto.

“Order” shall mean any order, judgment, decision, decree, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, verdict or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes or other governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of Seller and its Subsidiaries in accordance with GAAP as filed in the Seller SEC Reports prior to the date of this Agreement to the extent required; (ii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition or the property of the Issuer or any Covered Seller Group Member so encumbered and that are not resulting from a material breach, default or violation by the Issuer or any Covered Seller Group Member of any Contract or Law; (iii) Liens imposed by applicable Law (other than Tax Law) which are not currently violated in any material respect by the current use or occupancy of any real property or the operation of the business thereon; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (v) easements, covenants and rights of way and other similar restrictions of record, and zoning, building and other similar codes or restrictions by any Governmental Authority of competent jurisdiction (to the extent that such codes or restrictions have not been violated in any material respect), in each case that do not adversely affect in any material respect the use of the applicable Owned Real Property or Leased Real Property; (vi) Liens securing indebtedness or liabilities the existence of which are disclosed in the notes to the consolidated financial statements of Seller included in Seller’s Annual Report on Form 20-F for the fiscal year ended March 31, 2017; (vii) Liens arising in connection with the VIE Agreement; (viii) Liens arising in connection with the securities and collaterals provided under the Debt Financing Agreements (as defined in the SPA); (ix) agreements with respect to non-exclusive rights (including licenses, sublicenses, covenants not to sue, releases or immunities) in, under or to Intellectual Property in the ordinary course of business consistent with past practice.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Seller Financial Statements” means the audited financial statements of the Seller for the financial years ended March 31, 2015, 2016 and 2017 and quarterly financial statements of the Seller for the two quarters ended June 30, 2017 and September 30, 2017.

“Senior Manager” shall mean the Chief Executive Officer, the Chief Financial Officer, the Vice President of Operations, the Vice President of Administrations or other executives who are equally or more senior.

“Tax” shall mean any and all PRC and non-PRC taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, stamp and property taxes, customs and other similar duties, and other obligations of the same or similar nature, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Law” shall mean any Law relating to Taxes.

SCHEDULE 3

LENDER WARRANTIES

1.                                      The Lender is a company duly incorporated and organized (as applicable) and validly existing in good standing (as applicable) under the laws of its place of incorporation.

2.                                      The Lender has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby.  The execution and delivery by the Lender of this Agreement and the performance by the Lender of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of the Lender.  Assuming the due authorization, execution and delivery hereof by the other parties, this Agreement constitutes the legal, valid and binding obligation of the Lender, enforceable against the Lender in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

3.                                      The funds used by the Lender to purchase the Deposit Note and the Second Note are legally obtained by the Lender.

EXHIBIT A

FORM OF DEPOSIT NOTE

12

EXHIBIT B

FORM OF SECOND NOTE

13

EXHIBIT C

FORM OF GUARANTEES

14

EXHIBIT D

FORM OF SECURITIES HOLDERS’ AGREEMENT

15

NOTE PURCHASE AGREEMENT

among

CRYSTAL MAGIC BRANDS LIMITED

NEW BEAUTY HOLDINGS LIMITED (新美控股有限公司)

AND

KEVIN XIAOFENG MA (马肖风)

Dated February 6, 2018

16

17

9.2	EVENTS OF TERMINATION	14
9.3	SURVIVAL	14

SECTION 10 NOTICES		15
10.1	NOTICES	15
10.2	ADDRESSES AND FAX NUMBERS	15

SECTION 11 MISCELLANEOUS		15
11.1	ENFORCEMENT ACTION	15
11.2	NO PARTNERSHIP	16
11.3	ASSIGNMENT	16
11.4	AMENDMENT	16
11.5	WAIVER	16
11.6	ENTIRE AGREEMENT	16
11.7	SEVERABILITY	16
11.8	COUNTERPARTS	17
11.9	CONSENT TO SPECIFIC PERFORMANCE	17

SECTION 12 GOVERNING LAW; JURISDICTION		17
12.1	GOVERNING LAW	17
12.2	JURISDICTION	17

SCHEDULES:

SCHEDULE 1	PART I - PARTICULARS OF THE ISSUER

	PART II - PARTICULARS OF COVERED SELLER GROUP MEMBERS

SCHEDULE 2	COLLECTIVE WARRANTIES

SCHEDULE 3	LENDER WARRANTIES

EXHIBITS:

EXHIBIT A	FORM OF DEPOSIT NOTE

EXHIBIT B	FORM OF SECOND NOTE

EXHIBIT C	FORM OF GUARANTEES

EXHIBIT D	FORM OF SECURITIES HOLDERS’ AGREEMENT

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